Exhibit 99.1

            CreditRiskMonitor Announces Victory In Major Court Case

     FLORAL PARK, N.Y.--(BUSINESS WIRE)--Aug. 11, 2004--CreditRiskMonitor.com, Inc. (Symbol: CRMZ) announced today that it has been awarded in excess of $820,000 in compensatory and punitive damages, plus its legal fees and costs (the amount of which will be decided in a separate hearing but are estimated by CRM to be approximately $850,000), in its long-pending litigation against its competitor, Global Credit Services, Inc. ("Global"), and a former Vice President, Samuel Fensterstock. The Supreme Court of the State of New York, Nassau County, found the defendants to be in contempt of court for their breach of a Settlement Agreement ordered by the Court on July 11, 2001.

     Jerry Flum, CEO, stated "The recognition by the Court of the long-term Global pattern of blatant disregard for contractual obligations and court orders, as well as false statements made under oath, should put on notice those who rely on Global to meet minimum standards of honesty and fair dealing. The Court's own words outline a pattern of lies, intentional misstatements, unethical and even malicious conduct."

     The following are selected quotes from the decision:

     -- "...the deception that was foisted upon CRM by the out right lies and misstatement of facts..."

     -- "The court finds that Sam Fensterstock and Global acted willfully and in some cases maliciously in violating the Order..."

     -- "However, perhaps the best description of the acts of Fensterstock and Global, including its board of directors, would be "reckless indifference" which has been found to be equivalent to willfulness."

     -- "...the manner in which Global acted in this case was not ethical...they willfully and with reckless indifference violated the Order of the Court."

     Mr. Flum further noted that "we are gratified and vindicated by the Court's decision", although he cautioned that "there can be no assurance that the damage award, legal fees and costs will be collectible in whole or in part."

     The text of the Court's decision will be posted on CRM's website in the Investment section, at http://www.crmz.com/Docs/CourtDecision-2004-08-06.pdf.

     CreditRiskMonitor.com is an Internet-based financial information analysis and news service designed for corporate credit professionals, whose web site is www.crmz.com.

     Safe Harbor Statement: Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", "believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports.

     CONTACT: CreditRiskMonitor.com, Inc.
              Jerry Flum, 845/230-3030
              jerryf@crmz.com